Exhibit 5.1

VINSON & ELKINS L.L.P. FIRST CITY TOWER 1001 FANNIN ST., SUITE 2500 HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

September 28, 2009

Energy Partners, Ltd.

201 St. Charles Ave., Suite 3400

New Orleans, Louisiana 70170-3400

Ladies and Gentlemen:

We have acted as counsel for Energy Partners, Ltd., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 1,237,000 shares of the Company’s common stock, par value $0.001 per share, (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on September 28, 2009.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Second Amended and Restated Bylaws of the Company, (iv) certain resolutions adopted by the board of directors of the Company, (v) the Energy Partners, Ltd. 2009 Long Term Incentive Plan (the “Plan”), and (vi) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan which govern the awards to which Shares relate, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.